Exhibit 99.2

News Release

For Immediate Release

Aleris International, Inc. Announces Agreement

To Purchase ALSCO Metals Corporation

BEACHWOOD, OH – September 7, 2005 – Aleris International, Inc. (NYSE: ARS) announced today that it has entered into a definitive agreement to purchase 100% of the issued and outstanding stock of ALSCO Holdings, Inc., the parent company of ALSCO Metals Corporation, for $150 million in cash. ALSCO Metals Corporation, headquartered in Raleigh, North Carolina, is one of North America’s largest suppliers of aluminum building products. The business had revenues approaching $300 million and operating income of $23 million for the 12 months ended June 30, 2005. ALSCO has approximately 615 employees.

“Today’s announcement marks a significant strategic step for Aleris,” said Steve Demetriou, Chairman and Chief Executive Officer of Aleris International, Inc. “We are focused on profitably growing our core rolling business through internal improvement initiatives and strategic acquisitions. This acquisition is an excellent strategic fit that will broaden our customer base and enhance our ability to meet the needs of our customers.”

Aleris expects the acquisition to result in annualized cost synergies of at least $12 million. “These synergies are anticipated to come from the consolidation of redundant manufacturing operations, optimizing our scrap handling and melting capabilities, and other cost-reduction opportunities,” said Demetriou. “We anticipate capturing the cost synergies over the next 18 months.”

Aleris expects the acquisition to be immediately accretive to earnings and cash flow. The transaction will be funded with cash and borrowings under its revolving credit facility.

Aleris currently operates three rolling mills, including a direct chill casting facility in Kentucky and continuous cast facilities in Ohio and California. Through this acquisition Aleris will add to its portfolio the ALSCO rolling mill located in Bellwood, Virginia. “The addition of this rolling mill facility will allow us to expand our spectrum of products and build upon our rolling, metal sourcing, melting and recycling competencies,” said John Wasz, President, Aleris Rolled Products Segment.

In addition to the Bellwood rolling facility, Aleris will acquire coating and fabrication facilities located in Roxboro, North Carolina, Ashville, Ohio and Beloit, Wisconsin.

Closing of the sale is subject to regulatory approval and is expected early in the fourth quarter.

Aleris International, Inc. is a global leader in aluminum recycling and the production of specification alloys and is a major North American manufacturer of common alloy sheet. The Company is also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, Aleris operates 29 production facilities in the U.S., Brazil, Germany, Mexico and Wales, and employs approximately 3,400 employees. For more information about the Company, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated strengthened automotive volumes; expected cost savings; and anticipated synergies resulting from the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’ ability to effectively integrate the business and operations of Commonwealth; downturns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2004, particularly the sections entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Executive Vice President and Chief Financial Officer
Aleris International, Inc.
Phone # 216-910-3503